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                                                                   EXHIBIT 99.07

May 6, 2002

Dear Shareholders,

Environmental Power Corporation ("POWR") reported that for 2001, power generation revenues were $53,518,000 and net income was $1,679,331 (11 cents per share) as compared to power generation revenues of $54,303,222 and net income of $1,826,808 (16 cents per share) for 2000.

A closer analysis of our 2001 results will show that, in fact, we produced more electricity this year than in 2000. Revenues from current year generation in 2001 exceeded 2000 by $2,476,938. Our average capacity factor in 2001 was 91.2% versus 90.2% in 2000. While there were extraordinary earnings in 2001, they did not equal the $3.6 million of power generation revenues in 2000 which resulted from settlement of the Scrubgrass litigation with Penelec (see the Form 10K). Further, as a result of the acquisition of Microgy Cogeneration Systems (which is discussed in greater detail below), average shares outstanding during 2001 were 14.7 million as compared to 11.4 million in 2000. Readers are encouraged to review the 10K for a detailed discussion of POWR's net results.

The year 2001, we believe, has special meaning as it is the first year of the new POWR. Early in the year, management finalized exploration of the various options for selling, liquidating or restructuring the Company as a way of maximizing value to shareholders. As we completed these efforts, our Board determined that potentially much greater value could be realized for shareholders, if our present base of business could be used to support new initiatives for the Company. Criteria for an acquisition were established which specified that we seek an opportunity related to power generation that positioned us in a niche which was not especially attractive to larger competitors but which we viewed as having potential for aggressive growth. Further, POWR's new direction had to be easily understandable and progress measurable by shareholders and investors.

We believe we found just such an acquisition when, in July 2001, we acquired Microgy Cogeneration Systems, Inc. This privately held, development stage company had secured an exclusive license on a Danish technology which makes possible the efficient extraction of methane from animal wastes. This biogas, a renewable resource, can be used to generate electricity for sale at rates which are viable, even in this low electricity market. In addition, this Danish process can also provide farms with a critical ability to control the pollution of ground water caused by the excess nitrogen, potassium, phosphates and pathogens in their animal waste. Our systems also remove the odor and a large portion of the greenhouse gas emissions from manure. As these installations necessarily are to be located in agricultural areas, they can also represent a helpful form of "distributed" power generation which can assist host utilities in the operation of their distribution systems. Further, our proposed facilities can be operated so as to provide the electricity purchaser with firm capacity during the peak hours of their operation.

Since acquisition and continuing currently, the Company's management has been investing nearly all of its time and resources in the development of a strategy designed to extract maximum benefit from our acquisition. We have engaged leading advisors with expertise in agricultural markets, renewable energy, financial, technical, legal and public and investor relations to work with us to shape our plan. Management believes POWR's future is now rapidly coming into clear focus, and it is timely.

Recognition of the pollution emanating from large animal farms has resulted in their designation by the Environmental Protection Agency (EPA) as point sources of pollution under the Clean Water Act. This,

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along with severe environment constraints being imposed by states, has the potential to sharply limit the land application of animal wastes traditionally used by farmers.

We believe that we hold America's cost effective and commercially attractive response to the demand created by the confluence of two rapidly expanding markets: the agricultural market for pollution control equipment and services and the rapidly growing, highly favored market for "green" energy.

At this writing, we have executed a new power sales agreement with Wisconsin Public Service Corporation (WPS) for up to 15 Mw of firm, peak period power for a term of fifteen years. In addition, we are seeking to negotiate or renegotiate additional contracts in California and Wisconsin. We are in discussions with numerous farms in various key markets and have executed a letter of intent with six large dairies in Wisconsin which, if finalized, should provide the resources to generate sufficient power to fulfill the WPS Agreement. Financial institutions are working with us to achieve a level of understanding that will permit them to offer financing to these facilities and various state and federal agencies are showing keen interest and support.

All the while, our Scrubgrass facility has continued through the first Quarter 2002 to produce beyond the record generation levels achieved in 2001. This output, sold at fixed rates during a period of exceptionally low interest costs, has resulted in record returns from Scrubgrass electric sales from current operations. In addition, in January, Scrubgrass was able to sell excess NOx emission allowances for the years 2003-2007 which will contribute $2,428,200 to other income for the first Quarter 2002.

Management expects that, in the near future, POWR may seek additional capital in order to permit more rapid `ramp-up' of our efforts to realize on these exceptional opportunities. The Board will have to weigh the cost of that capital to POWR and its shareholders against the value which may be created through increased ability to respond to potential market demand.

Overall, 2001 proved to be a good year and provided exciting prospects for the future of the Company. The first Quarter of 2002 continues to encourage our excitement. Much needs to be done to achieve results from our opportunities; however our staff comes to work each day with real enthusiasm.

/s/ Donald A. Livingston                      /s/ Joseph E. Cresci

Donald A. Livingston, President               Joseph E. Cresci, Chairman and CEO


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